GLYKO BIOMEDICAL LTD.
                            Scotia Plaza, Suite 2100
                               40 King Street West
                                Toronto, Ontario
                                     M5H 3C2

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TAKE NOTICE THAT a Special Meeting of Shareholders of GLYKO BIOMEDICAL LTD. will be held at Suite 2100, Scotia Plaza, 40 King Street West, Toronto, Ontario, M5H 3C2 on the 10th day of March, 1999 at the hour of 8:30 o'clock in the morning (Local Time), for the following purposes:

1. To consider and if deemed advisable pass, with or without variation, a resolution authorizing the grant of options to purchase 100,000 common shares of the Corporation at a price of US$0.50 per share expiring October 25, 2001; and

2. To consider and if deemed advisable pass, with or without variation, a resolution authorizing the re-pricing of options previously granted on December 10, 1992 to certain insiders of the Corporation to purchase up to 300,000 common shares from an exercise price of Cdn.$2.75 per share to an exercise price of Cdn.$1.00 per share and ratifying the exercise of 300,000 of such options;

3. To transact such other business as properly may be brought before the Special Meeting or any adjournment or adjournments thereof.

Shareholders who are unable to attend the Special Meeting in person are requested to sign and return to the Corporation the enclosed form of proxy. Executed forms of proxy must be deposited with Montreal Trust Company of Canada not less than 48 hours excluding Saturdays and holidays, prior to the Special Meeting or any adjournment or adjournments thereof or with the Chairman of the Special Meeting prior to commencement thereof.

The Board of Directors has fixed the close of business on February 2, 1999 as the record date for the determination of Shareholders entitled to the Notice of Special Meeting and any adjournment or adjournments thereof.

DATED this 28th day of January, 1999.

By order of the Board

/s/John C. Klock
John C. Klock, M.D.
President and
Chief Executive Officer